EXHIBIT 10(a)

AMENDMENT TO SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS AGREEMENT is made as of the 10th day of February, 2011, by and between VULCAN MATERIALS COMPANY, a New Jersey corporation (the “Company”), and DONALD M. JAMES (the “Executive”).

WHEREAS, the Executive has been employed by the Company in valuable executive service to the Company; and

WHEREAS, the Company and the Executive have previously entered into a “Supplemental Executive Retirement Agreement” (“SERA”), dated September 28, 2001, which has subsequently been amended;

WHEREAS, the Company and the Executive desire to amend the SERA to clarify the service cap;

NOW, THEREFORE, the Company and the Executive hereby agree that the SERA should be, and is, clarified by replacing the flush text at the end of Section 2.1 with the following, and that the SERA (as previously amended) should otherwise remain in effect:

provided, however, that in no event shall the Executive’s “Benefit Service” under the Retirement Income Plan (including the service credited under this Agreement) exceed forty (40) years of service, regardless of his actual years of service. On and after the date on which the Executive attains forty (40) years of “Benefit Service” under the Retirement Income Plan (including the service credited under this Agreement) (the “Service Cap”), the service credited under this Agreement shall be frozen. Accordingly, after meeting the Service Cap, the benefit provided under this Agreement shall be determined based on the amount service credited under this Agreement at the time the Service Cap is met; however, the benefit under this Agreement shall continue to be adjusted thereafter by changes in the Executive’s compensation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

VULCAN MATERIALS COMPANY

By: /s/ Philip J. Carroll, Jr.
Philip J. Carroll, Jr. Chairman of the Compensation Committee
/s/ Donald M. James Donald M. James

Exhibit 10(a)